EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation on Form 8-K/A of our report dated March 29, 2007, relating to the financial statements of iConclude, Co. as of December 31, 2006 and 2005 and for the year ended December 31, 2006 and the period from inception (January 10, 2005) to December 31, 2005.

/s/ Moss Adams LLP

Seattle, Washington
June 7, 2007